Exhibit 99.1

                             Black Hills Corporation
                                625 Ninth Street
                              Rapid City, SD 57701


               LETTER TO COMMISSION PURSUANT TO TEMPORARY NOTE 3T

                                                     March 25, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

         Pursuant to Temporary Note 3T to Article 3 of Regulation S-X, Black Hills Corporation has obtained a letter of representation from Arthur Andersen LLP stating that the December 31, 2001 audit was subject to their quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Arthur Andersen LLP personnel working on the audit and availability of national office consultation to conduct the relevant portions of the audit. Availability of personnel at foreign affiliates of Arthur Andersen is not relevant to this audit.

                                                     Very truly yours,



                                                     Black Hills Corporation

                                                     /s/ Mark T. Thies

                                                     Mark T. Thies
                                                     Senior Vice President and
                                                        Chief Financial Officer